Exhibit 99.1

For Release: Thursday, August 1, 2013, 10 a.m. EDT

GM's Retail Sales Increased 23 percent in July
Total sales up 16 percent driven by double-digit increases at all four brands

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 234,071 vehicles in the United States in July, up 16 percent compared with a year ago. Retail sales increased 23 percent while fleet sales declined 6 percent.

“For GM, July was the most well-balanced month of the year from a retail sales standpoint: trucks were hot, but so were small cars and family vehicles,” said Kurt McNeil, vice president, U.S. sales operations. “Our experience shows that the difference between good sales and great sales in a slow-growth economy is how many new products you have to offer, and we are starting to hit our sweet spot.”

July Total Sales Highlights (vs. 2012)

•	GM passenger car sales were up 24 percent year over year, including a 42 percent increase in mini-, small and compact car deliveries.

•	Chevrolet car sales were up 31 percent driven by a record month for the Spark, record July sales for the Cruze and a 38 percent increase for the Impala.

•	Cadillac car sales were up 34 percent on the strength of the new ATS and XTS.

•	Pickup, van and SUV sales were up a combined 16 percent with full-size pickups up 44 percent - the best July since 2007.

•	About 15 percent of full-size pickup sales were all-new 2014 crew cabs. Double-cab models are now being shipped to dealers and regular cab production begins later this summer.

•
Crossover sales were up 6 percent, with the redesigned Chevrolet Traverse and Buick Enclave up 33 percent and 14 percent, respectively. Sales of the all-new Buick Encore increased 39 percent from June 2013.

July Retail Sales Highlights (vs. 2012)

•	All four brands posted double-digit retail sales increases and Buick retail sales have now increased for 15 consecutive months.

•	Full-size pickup deliveries were up 51 percent and crossover sales increased 18 percent.

•	Deliveries to small business customers increased 61 percent, including a 107 percent increase full-size pickup deliveries.

•	Sales of the Chevrolet Malibu increased 31 percent and the Chevrolet Equinox had its best-ever July retail sales with deliveries up 9 percent.

•	GMC Terrain sales were up 24 percent for its best-ever July.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com

July 2013 Sales

Month	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	162,670	17.1%	124,750	25.1%
GMC	39,356	14.1%	33,988	23.3%
Buick	16,393	13.9%	15,662	9.7%
Cadillac	15,652	16.7%	14,719	22.7%
Total GM	234,071	16.3%	189,119	23.2%

CYTD	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	1,177,804	7.0%	813,380	10.1%
GMC	260,052	10.4%	223,307	14.9%
Buick	117,230	12.1%	105,827	14.1%
Cadillac	99,331	30.3%	90,785	26.0%
Total GM	1,654,417	9.1%	1,233,299	12.4%

Fleet Segment	Month	YOY Change	CYTD	CYTD Change
Fleet Share of Total GM Sales	19.2%	(4.5) points	25.5%	(2.2) points

Inventory	Units at Month-end	Days Supply (selling day adjusted)	Units at Previous Month-end	Days Supply (selling day adjusted)
All Vehicles	638,517	68	708,229	70
Full-size Pickups (GMT-900)	140,035	68	181,222	86

Industry Sales	Month (est.)	CYTD (est.)	GM Full-year Outlook
Light Vehicle SAAR	15.7 million range	15.4 million range	15.0 - 15.5 million

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

# # #

	July			(Calendar Year-to-Date) January - July
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	4,963	4,360	13.8	36,804	32,226	14.2
Encore	3,176	—	***.*	15,428	—	***.*
LaCrosse	3,446	4,001	(13.9)	27,928	34,893	(20.0)
Lucerne	—	11	***.*	9	954	(99.1)
Regal	1,187	1,784	(33.5)	10,007	16,612	(39.8)
Verano	3,621	4,235	(14.5)	27,054	19,904	35.9
Buick Total	16,393	14,391	13.9	117,230	104,589	12.1
ATS	2,905	—	***.*	22,088	—	***.*
CTS	2,889	4,743	(39.1)	18,022	30,226	(40.4)
DTS	—	20	***.*	19	449	(95.8)
Escalade	1,105	1,123	(1.6)	6,782	7,117	(4.7)
Escalade ESV	688	711	(3.2)	4,515	4,458	1.3
Escalade EXT	182	163	11.7	1,341	977	37.3
SRX	4,943	4,911	0.7	28,933	30,361	(4.7)
STS	—	7	***.*	7	149	(95.3)
XTS	2,940	1,739	69.1	17,624	2,492	607.2
Cadillac Total	15,652	13,417	16.7	99,331	76,229	30.3
Avalanche	1,496	1,823	(17.9)	13,374	12,825	4.3
Aveo	—	2	***.*	2	58	(96.6)
Camaro	7,969	6,926	15.1	50,281	56,623	(11.2)
Caprice	182	500	(63.6)	1,734	1,680	3.2
Captiva Sport	2,548	3,914	(34.9)	27,310	21,835	25.1
Cobalt	—	—	***.*	—	11	***.*
Colorado	207	4,096	(94.9)	3,241	25,553	(87.3)
Corvette	671	987	(32.0)	6,344	8,009	(20.8)
Cruze	25,447	14,954	70.2	159,136	128,838	23.5
Equinox	18,507	19,906	(7.0)	144,904	130,796	10.8
Express	5,569	9,327	(40.3)	46,171	47,144	(2.1)
HHR	—	—	***.*	3	20	(85.0)
Impala	12,915	9,359	38.0	96,297	107,854	(10.7)
Malibu	12,473	12,345	1.0	123,573	153,782	(19.6)
Silverado-C/K Pickup	42,080	28,972	45.2	284,666	223,480	27.4
Sonic	6,055	6,278	(3.6)	50,960	48,518	5.0
Spark	3,847	1,460	163.5	21,435	1,460	1,368.2
Suburban (Chevy)	6,181	4,445	39.1	27,844	27,513	1.2
Tahoe	7,119	6,053	17.6	47,976	39,327	22.0
Traverse	7,616	5,746	32.5	60,910	54,612	11.5
Volt	1,788	1,849	(3.3)	11,643	10,666	9.2
Chevrolet Total	162,670	138,942	17.1	1,177,804	1,100,604	7.0
Acadia	7,564	7,390	2.4	54,056	49,550	9.1
Canyon	22	720	(96.9)	898	6,361	(85.9)
Savana	1,400	2,653	(47.2)	9,610	14,709	(34.7)
Sierra	16,582	11,105	49.3	104,215	84,050	24.0
Terrain	7,855	7,595	3.4	58,531	54,197	8.0
Yukon	2,790	2,205	26.5	14,895	14,867	0.2
Yukon XL	3,143	2,819	11.5	17,847	11,794	51.3
GMC Total	39,356	34,487	14.1	260,052	235,528	10.4
GM Vehicle Total	234,071	201,237	16.3	1,654,417	1,516,950	9.1
25 selling days for the July period this year and 24 for last year.